Exhibit 16.1

April 3, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for MDC Partners Inc. (the “Company”) and, under the date of March 15, 2006, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004. On March 31, 2006, we resigned. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 3, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements contained in section (b) of Item 4.01 in the Form 8-K dated April 3, 2006.

Very truly yours,

/s/ KPMG LLP

Toronto, Canada